Exhibit 2.2

Confidential

SHARE PURCHASE AGREEMENT

among:

EBAY INC.,

a Delaware corporation;

EBAY KTA (UK) LTD.,

a company organized under the laws of the United Kingdom;

and

GMARKET INC.,

a company organized under the laws of the Republic of Korea

Dated as of April 16, 2009

i.

TABLE OF CONTENTS

(CONTINUED)

ii.

TABLE OF CONTENTS

(CONTINUED)

iii.

Confidential

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions

Schedule I to Exhibit A	Persons Whose Knowledge is Imputed to the Company

Schedule 4.2	Certain Regulatory Approvals

Schedule 4.5	Specified Matter

Confidential

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into on April 16, 2009, by and between: EBAY INC., a Delaware corporation (“Parent”), EBAY KTA (UK) LTD., a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of Parent (the “Selling Shareholder”); and GMARKET INC., a company organized under the laws of the Republic of Korea (“Purchaser”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Selling Shareholder owns 230,193,126 shares of common stock, par value KRW 500 per share, of Internet Auction Co., Ltd., a company organized under the laws of the Republic of Korea (the “Company”), which constitute 99.99% of the outstanding common stock of the Company and which Selling Shareholder has agreed to sell and which Purchaser has agreed to purchase, on the terms and subject to the conditions of this Agreement (the shares of common stock of the Company being sold pursuant to this Agreement being referred to as the “Shares”).

B. Concurrently with the execution of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement: (a) Parent, the Selling Shareholder and Purchaser are entering into a Share Allocation and Tender Offer Agreement (the “Master Agreement”), pursuant to which: (i) the Selling Shareholder is agreeing to make a cash tender offer to acquire the issued and outstanding capital stock and American Depositary Shares of Purchaser, in each case in accordance with the terms and subject to the conditions thereof; and (ii) Purchaser is agreeing to issue and sell newly-issued shares of Purchaser to the Selling Shareholder (the “Share Allocation”); and (b) certain shareholders of Purchaser are entering into Agreements to Tender and Voting Agreements in favor of Parent and the Selling Shareholder. Capitalized terms used but not defined herein shall have the meanings given to them in the Master Agreement (with, unless the context otherwise requires, all references to the “Company” in such definitions being references to the Company as defined under this Agreement).

AGREEMENT

The parties to this Agreement agree as follows:

1. SALE AND PURCHASE; RELATED TRANSACTIONS

1.1 Sale and Purchase. At the Closing, the Selling Shareholder shall sell, assign, transfer and deliver the Shares to Purchaser, and Purchaser shall purchase the Shares from the Selling Shareholder, on the terms and subject to the conditions set forth in this Agreement (the “Share Purchase”).

1.2 Purchase Price.

(a) Subject to Section 1.2(b), the purchase price payable by Purchaser for the Shares shall be $555,145,704, which amount is equal to the subscription price payable by the Selling Shareholder to Purchaser for the newly-issued shares of Purchaser to be issued to the Selling Shareholder in the Share Allocation. The purchase price shall not be subject to any deductions, withholdings, set-offs or counterclaims of any Tax.

1.

Confidential

(b) Following the Closing Date, the Selling Shareholder shall pay Purchaser the securities transaction tax applicable to the Share Purchase in an amount equal to 0.5% of the greater of (i) the South Korean Won equivalent of the purchase price for the Shares pursuant to Section 1.2(a), calculated by converting the purchase price into South Korean Won using the exchange rate quoted by Seoul Money Brokerage Services, Ltd. on the Closing Date (as defined in Section 1.3(a)), and (ii) the “fair value” of the Shares, as such term is used in Article 7, Paragraph 1, Sub-paragraph 2, Item Ga, Sub-item (2) of the Korean Securities Transaction Tax Act. Promptly following receipt thereof, Purchaser shall remit such amount to the applicable Governmental Body.

1.3 Closing.

(a) The consummation of the Share Purchase (the “Closing”) shall take place at the offices of Kim & Chang, 223 Naeja-dong, Jongno-gu, Seoul, Korea at 10:00 a.m. as soon as practicable (and in no event later than the 4th business day) following the earlier of: (i) the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 5 and 6; and (ii) the closing of the Share Allocation, or at such other time or place as Purchaser and the Selling Shareholder may mutually agree in writing. (The date on which the Closing actually takes place being referred to as the “Closing Date”)

(b) At the Closing, the Selling Shareholder shall cause to be delivered to Purchaser the stock certificate(s) representing the Shares and Purchaser shall pay the purchase price for the Shares as contemplated by Section 1.2.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER AND PARENT

The Selling Shareholder and Parent represent and warrant to Purchaser as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Disclosure Schedule by reference to another part or subpart of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure (without reference to any underlying document referred to therein) that such exception or disclosure is intended to qualify such representation and warranty):

2.1 Title to Shares. As of the date of this Agreement: (a) the Selling Shareholder holds beneficially and of record (free and clear of any Encumbrances) 230,193,126 shares of common stock, par value KRW 500 per share, of the Company; and (b) the Selling Shareholder does not own any other shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company. At the Closing, Purchaser will acquire good and valid title to the Shares free and clear of any Encumbrances.

2.2 Due Organization; Qualification to do Business; No Subsidiaries.

(a) The Company is a corporation duly organized and validly existing under the laws of the Republic of Korea and has all corporate power and authority to: (i) conduct its business in the

2.

Confidential

manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. The Company (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, the Company has no Subsidiaries, and the Company does not own any shares of capital stock of, or any equity interest of any nature in, any other Entity, other than interests that constitute short term investments under Korean GAAP. The Company has not agreed and is not obligated to make, and the Company is not bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.

2.3 Charter Documents. The Company has made available to Purchaser accurate and complete copies of the Articles of Incorporation and the other organizational documents of the Company, including all amendments thereto. The Company has, in each case to the extent applicable, made available to Purchaser accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct, investment policy, whistleblower policy, or other published policy adopted by the Company or by the Company Board or any committee of the Company Board.

2.4 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 Company Shares, of which 230,220,360 shares have been issued and were outstanding as of the date of this Agreement.

(b) All of the outstanding Company Securities have been duly authorized and validly issued, and are fully paid and nonassessable. The Company does not hold any Company Securities or any rights to acquire Company Securities. Except as set forth in the applicable provisions of the KCC: (i) none of the outstanding Company Securities is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Securities is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Securities. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Securities or other securities.

(c) As of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share capital or any other securities.

3.

Confidential

2.5 Financial Statements. The Company has made available to the Purchaser the audited balance sheet of the Company as of December 31, 2008 (the “Company Balance Sheet”) and the related audited statement of income, statement of changes in shareholders’ equity and statement of cash flows for the year ended December 31, 2008 (the “Company Balance Sheet Date”), together with the notes thereto. The financial statements referred to in this Section 2.5(e): (A) were prepared in accordance with Korean GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (B) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.

2.6 Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Schedule, since the Company Balance Sheet Date:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Company (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities;

(d) there has been no amendment to the Articles of Incorporation of the Company, and, other than the transactions contemplated by this Agreement, the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;

(e) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

(f) the Company has not made any material Tax election or asked for or received any ruling in respect of any Tax, or entered into any Contract with any Governmental Body with respect to any Tax; and

(g) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” above.

2.7 Title to Assets. The Company owns, and has good and valid title to, all material assets purported to be owned by it, including all assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Balance Sheet). To the Knowledge of the Company, all of said assets are owned by the Company free and clear of any Encumbrances, except for: (a) any lien for current taxes not yet due and payable; (b) liens for which an adequate reserve for payment has been established on the Company Balance Sheet; and (c) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by it, including all material assets reflected as leased on the Company Balance Sheet (it being understood that the representations and warranties contained in this Section 2.7 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed in the representations and warranties set forth in Section 2.9).

4.

Confidential

2.8 Equipment; Real Property Leases. All servers, other material hardware relating to any Company Service and other material items of equipment and other tangible assets owned by or leased to the Company are adequate in all material respects for the uses to which they are being put, are in good working condition and repair (ordinary wear and tear excepted) and, with due regard to the age thereof, taken as a whole are adequate in all material respects for the conduct of the business of the Company in the manner in which such business is currently being conducted. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases or subleases identified in Part 2.8 of the Company Disclosure Schedule (the “Company Real Property”). Except as set forth in the leases or subleases identified in Part 2.8 of the Company Disclosure Schedule, there is no Person in possession of any real property that is leased to the Company other than the Company. To the Knowledge of the Company: (a) all Company Real Property and any other property that is or was leased to or used by the Company is free of any material amount of any Materials of Environmental Concern or material environmental contamination; and (b) none of the Company Real Property or any other property that is or was used or leased by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells.

2.9 Intellectual Property.

(a) The Company exclusively owns all right, title and interest to and in the Company IP (other than: (i) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(i) of the Company Disclosure Schedule or pursuant to license agreements for third-party software that is generally available to the public for less than KRW 120,000,000; and (ii) Intellectual Property Rights or Intellectual Property co-owned by the Company and a third party, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than: (i) non-exclusive licenses granted by the Company in connection with the provision of Company Services in the ordinary course of business; and (ii) as would not, and would not reasonably be expected to, materially interfere with the use of such Company IP in providing any Company Services). No Person who has licensed Intellectual Property Rights or Intellectual Property to the Company has ownership rights or license rights to modifications, improvements or derivative works of such Intellectual Property or Intellectual Property Rights to the extent made by or on behalf of the Company. The Company owns or otherwise has, and immediately after the Closing will have, all Intellectual Property and Intellectual Property Rights that are material to the provision of any Company Service by the Company as currently provided.

(b) All Company Registered IP is subsisting, and to the Knowledge of Company is valid and enforceable (it being understood that this sentence applies to pending patent applications only to the extent such applications become issued patents).

(c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or could reasonably be expected to, with or without notice or the lapse of time, and as a result of any Company Contract, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP, except, in each case, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

5.

Confidential

(d) The Company has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP.

(e) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, any Company IP that is (i) owned by, purported to be owned by, or exclusively licensed to, Company, or (ii) is material to any Company Service.

(f) Since January 1, 2006, the Company has not, and none of the Company Service Software has ever, as a result of its use in connection with a Company Service, infringed (directly, vicariously, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(g) Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, since January 1, 2006, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation, violation of or offer to license any Intellectual Property Right of another Person by the Company, the Company Services or the Company Service Software, and, to Knowledge of the Company, the Company has not received any non-written notice or other non-written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by the Company, the Company Services or the Company Service Software.

(h) To the Knowledge of Company, none of the Company Service Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects (or that would reasonably be expected to materially and adversely affect) the use, functionality or performance of such Company Service Software or any Company Service using, containing or including such Company Service Software.

(i) The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Service or Company Service Software to any escrow agent or other Person who is not an employee of the Company; nor has any event occurred or could reasonably be expected to occur that would result in the delivery, license or disclosure of any such source code for any Company Service or Company Service Software to any other Person who is not an employee of the Company.

(j) The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy or Personal Data. The execution, delivery or performance of this Agreement will not result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.

(k) The Company’s security policy with respect to Personal Data complies in all material respects with the Korean Act on Promotion of Information and Communications Network Utilization and Information Protection, and the enforcement decree thereof, and the KCC Guideline on Protection of Personal Information and Guideline on Standards for Technical and Managerial Protective Measures of Personal Information. Except as set forth in Part 2.9(k) of the Company Disclosure Schedule, to the Knowledge of Company, since January 1, 2006, no breach or violation of any security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company’s databases.

6.

Confidential

2.10 Contracts.

(a) Each Company Contract that is material to the business of the Company is: (i) valid and in full force and effect; and (ii) is enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, against the other parties thereto, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies, except, in the case of clauses “(i)” and “(ii)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) Except as set forth in Part 2.10(b) of the Company Disclosure Schedule: (i) the Company has not violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default under any Company Contract; (C) give any Person the right to receive a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that is material to the business of the Company; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that is material to the business of the Company; and (iv) since January 1, 2006, the Company has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Company Contract that is material to the business of the Company, except, in the case of clauses “(i)” through “(iv)” of this sentence, as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.11 Liabilities. The Company does not have, and, to the Knowledge of the Company, the Company is not responsible for performing or discharging, any material accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such, or reserved against, in the Company Balance Sheet or in the notes thereto; (b) liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company pursuant to the express terms of Company Contracts; (d) liabilities to pay legal, investment banking and other professional advisory fees incurred by the Company in connection with the transactions contemplated by this Agreement; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12 Compliance with Legal Requirements. The Company is, and has at all times since January 1, 2006 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, securities law matters and Taxes, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since January 1, 2006, the Company has not received any notice or other communication from any Governmental Body or any written notice from any other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement. Without limiting the generality of the foregoing, the Company has not, and (to the Knowledge of the Company) each Representative of the Company has not, with respect to any matter

7.

Confidential

relating to the Company: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment (in any form or of any kind, including in cash or services) to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment (in any form or of any kind, including in cash or services).

2.13 Governmental Authorizations. The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. The Company is, and at all times since January 1, 2006 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2006, the Company has not received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation in any material respect of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14 Tax Matters.

(a) Each of the material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due, and all other Taxes that are due, on or before the Closing have been or will be paid on or before the Closing (except for those Taxes being contested in good faith by the Company, which either: (A) are reserved against on the Company Balance Sheet; or (B) are immaterial in amount).

(b) The Company Balance Sheet accurately reflects all liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with Korean GAAP, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Company. The Company will establish, prior to the Closing, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Company Balance Sheet Date through the Closing.

(c) Except as set forth in Part 2.14(c) of the Company Disclosure Schedule, the Company is not, and no Company Return is, currently subject to (or since January 1, 2006 has been subject to) an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(d) No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company in respect of Taxes in an amount greater than KRW 100,000,000, or, when added to all such other claims or Legal Proceedings, greater than KRW 500,000,000. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to Taxes in an amount greater than KRW 100,000,000 or, when added to all such other unsatisfied liabilities, greater than KRW 100,000,000 (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which

8.

Confidential

are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Company Balance Sheet). There are no liens or other Encumbrances upon any of the assets of the Company for Taxes in an amount greater than KRW 100,000,000 or, when added to all such other liens or Encumbrances, greater than KRW 500,000,000, except liens for current Taxes not yet due and payable and liens for which adequate reserves for payment have been established on the Company Balance Sheet.

(e) No written notice has ever been delivered by any Governmental Body to the Company in a jurisdiction where the Company does not file a Tax Return that claims that the Company is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay Taxes in an amount greater than KRW 100,000,000.

(f) There are no Contracts relating to allocating or sharing of Taxes to which the Company is a party. The Company is not: (i) liable for Taxes of any other Person pursuant to any Contract or any Legal Requirement; (ii) currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); or (iii) a party to any Contract providing for payments by the Company with respect to any amount of Taxes of any other Person.

(g) The Company has maintained necessary records to enable it to comply in all material respects with its obligations under any applicable Legal Requirement relating to Taxes to: (i) prepare and submit any material information, notices, computations, returns and payments; and (ii) prepare any accounts. The Company has made available to the Purchaser accurate and complete copies of all income Tax Returns of the Company for all Tax years that remain open or are otherwise subject to audit (or the reopening of an audit), and all other Tax Returns of the Company filed since December 31, 2003.

(h) The Company has withheld in all material respects from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, shareholders or other third parties all Taxes and other deductions required to be withheld, and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.

2.15 Employee and Labor Matters; Benefit Plans.

(a) The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement, and each Company Employee Plan and Company Employee Agreement has been established and maintained in all material respects in accordance with its terms, with customary practices and with all applicable Legal Requirements. The Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan and any Legal Requirement.

(b) No Company Employee Plan is a funded plan within the meaning of such term under the laws of the United States. The liability of each insurer for any Company Employee Plan funded through insurance (if any), or the book reserve established for any Company Employee Plan (if any), together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Company Employee Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Company Employee Plan, and the transactions contemplated by this Agreement will not cause any such assets or insurance obligations to be less than any such benefit obligations. There are no liabilities of the Company with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with Korean GAAP.

9.

Confidential

(c) The Company does not maintain, sponsor or contribute to any Company Employee Plan that is an employee welfare benefit plan and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(d) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement or other Company Contract that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(e) The Company: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. The Company is not: (A) liable for any arrears of wages or any Taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, industrial accident compensation insurance, National Medical Insurance Plan, National Pension Plan or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

2.16 Insurance. Each material insurance policy and self-insurance program or arrangement relating to the business, assets or operations of the Company is in full force and effect and all premiums payable under each such insurance policy have been timely paid. There is no pending claim involving an amount in excess of KRW 100,000,000 in any individual case or KRW 500,000,000 in the aggregate, in each case under or based upon any insurance policy of the Company, except for routine claims with respect to the Company’s welfare plans, including medical insurance policies. With respect to each claim or Legal Proceeding that has been asserted or filed against the Company on or prior to the date of this Agreement, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed the Company of its intent to do so on or prior to the date of this Agreement.

10.

Confidential

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule: (i) there is no pending material Legal Proceeding; and (ii) to the Knowledge of the Company: (A) no Governmental Body has overtly threatened to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding, in the case of clauses “(i)” and “(ii)” of this sentence: (1) that involves: (A) the Company; (B) any securities of the Company; or (C) any alleged action or omission on the part of any director, officer or employee of the Company in his or her capacity as such; or (2) that challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Share Purchase or the other transactions contemplated by this Agreement.

(b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, no director, officer or other employee of the Company is subject to any Order that prohibits such director, officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company as it is currently conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.18 Authority; Binding Nature of Agreement. The Selling Shareholder has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Selling Shareholder (at a meeting duly called and held) has unanimously determined that this Agreement is in the best interests of the Selling Shareholder and its shareholders and has approved this Agreement in accordance with applicable Legal Requirements. This Agreement has been duly and validly executed and delivered by Parent and the Selling Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of Parent and the Selling Shareholder, enforceable against Parent and the Selling Shareholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.19 Non-Contravention; Consents. Assuming compliance with (and receipt of all required approvals under) any antitrust law, the execution or delivery of this Agreement by Parent and the Selling Shareholder, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Articles of Incorporation or other organizational documents of Parent or the Selling Shareholder; or (ii) any resolution adopted by the shareholders of Parent or the Selling Shareholder, the board of directors of Parent or the Selling Shareholder or any committee of the board of directors of Parent or the Selling Shareholder;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or the Selling Shareholder, or any of the assets owned or used by Parent or the Selling Shareholder, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

11.

Confidential

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is material to the Company, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract that is material to the Company; (ii) accelerate the maturity or performance of any Company Contract that is material to the Company; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract that is material to the Company;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Company IP (including Company Source Code), or the transfer of any material asset of the Company to any Person;

except, in the case of clauses “(a)” through “(f)” of this sentence, as would not and would not reasonably be expected to be material to the Company or have a material adverse effect on the ability of Parent or Selling Shareholder to consummate the transactions contemplated by this Agreement. Except as required under Korean foreign-investment and foreign-exchange regulations, Parent and the Selling Shareholder were not, are not and will not be, required to make any material filing with or give any material notice to, or to obtain any material Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the transactions contemplated by this Agreement.

2.20 Financial Advisor. Except as set forth in Part 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Purchase or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Shareholder as follows:

3.1 Due Organization. Purchaser is a corporation duly incorporated and validly existing under the laws of the Republic of Korea.

3.2 Authority; Noncontravention. Purchaser has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and its board of directors. Except as would not have a material adverse effect on Purchaser’s ability to purchase and pay for the Shares, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Share Purchase.

3.3 Binding Nature of Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each of the Selling Shareholder and Parent, constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

12.

Confidential

3.4 No Vote Required. No vote of the holders of shares of capital stock or American Depositary Shares of Purchaser is required to authorize the Share Purchase.

3.5 Financing. As of immediately prior to the Closing and assuming the consummation of the Share Allocation, Purchaser will have sufficient cash to enable it to pay all amounts required to be paid for the Shares hereunder.

4. CERTAIN COVENANTS

4.1 Operation of the Company’s Business.

(a) During the period commencing on the date of this Agreement and ending on the earlier of the Acceptance Time and the valid termination of this Agreement (the “Pre-Closing Period”), the Selling Shareholder shall cause the Company to: (i) conduct its business and operations in the ordinary course and consistent with past practices; (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company and with all Governmental Bodies; and (iii) promptly notify Purchaser of: (A) any claim asserted by any Governmental Body; (B) any claim asserted in writing by any Person other than a Governmental Body; (C) any Legal Proceeding commenced; or (D) any Legal Proceeding, to the knowledge of Parent, the Selling Shareholder and the Company, threatened, in the case of clauses “(A)” through “(D)” against the Company that relates to the Share Purchase.

(b) During the Pre-Closing Period, except as set forth in Part 4.1 of the Disclosure Schedule, the Selling Shareholder shall use its commercially reasonable efforts to cause the Company not to (without the prior written consent of Purchaser, which consent shall not be unreasonably withheld):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any shares of capital stock or other security; (B) any call, warrant or right to acquire any shares of capital stock or other security; or (C) any instrument convertible into or exchangeable for any shares of capital stock or other security;

(iii)(A) acquire any equity interest or other interest in any other Entity, other than interests that constitute short term investments under Korean GAAP; or (B) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(iv) except in the ordinary course of business and consistent with past practices, lend money to any Person, or incur or guarantee any indebtedness;

13.

Confidential

(v) settle any Legal Proceeding where the settlement would have a materially detrimental impact on the Company; or

(vi) agree or commit to take any of the actions described in clauses “(i)” through “(v)” of this Section 4.1(b).

(c) During the Pre-Closing Period, each party to this Agreement shall promptly notify the other party to this Agreement in writing of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause the conditions set forth in Section 5.1 or Section 6.1, as the case may be, not to be satisfied; (iii) any breach of any covenant or obligation of such party that would cause the condition set forth in Section 5.2 or Section 6.2, as the case may be, not to be satisfied; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect. No notification given to a party pursuant to this Section 4.1(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the other party contained in this Agreement.

4.2 Regulatory Approvals. Each party to this Agreement shall use commercially reasonable efforts to file, as promptly as reasonably practicable after the date of this Agreement, all notices, reports and other documents identified on Schedule 4.2, and to submit promptly any additional information requested by any Governmental Body in connection therewith.

4.3 Additional Agreements. Purchaser and the Selling Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Share Purchase. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall cause to be made all filings (if any) and cause to be given all notices (if any) required to be made and given by such party in connection with the Share Purchase; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Share Purchase; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Share Purchase.

4.4 Public Announcements. During the Pre-Closing Period, Purchaser and the Selling Shareholder shall consult with each other before issuing any press release or otherwise making any public statement relating to the Share Purchase; provided, however, that, either Purchaser or the Selling Shareholder shall be entitled, without consulting with the other, to issue any press release or make any public statements to the extent that the press release or such statements are either: (a) consistent with other public statements made by Purchaser or the Selling Shareholder with the consent of the other; or (b) required by applicable Legal Requirements.

4.5 Indemnification. Parent shall indemnify and hold harmless Purchaser from and against any reduction in value of the Company, or any losses, costs, damages, liabilities and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs) incurred or suffered by Purchaser, arising from any Legal Proceeding brought by a third party against the Company that is based on the facts and circumstances underlying the matter referred to on Schedule 4.5 (the “Specified Matter”).

14.

Confidential

5. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to cause the Share Purchase to be consummated is subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

5.1 Accuracy of Representations. Each of the representations and warranties of the Selling Shareholder contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, this condition shall be deemed to be satisfied even if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively) constitute, or would reasonably be expected to have or result in, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded).

5.2 Performance of Covenants. The covenants and obligations in this Agreement that the Selling Shareholder is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

5.3 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

5.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Purchase shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Share Purchase that makes the consummation of the Share Purchase illegal.

5.5 Completion of Tender Offer and Share Allocation. The Acceptance Time and the Share Allocation shall have occurred.

Notwithstanding anything to the contrary contained in this Agreement, for purposes of Section 1.3(a), each of the conditions set forth in this Section 5 shall be deemed to be satisfied or waived by Purchaser upon the occurrence of the Acceptance Time.

6. CONDITIONS PRECEDENT TO SELLING SHAREHOLDER’S OBLIGATION TO CLOSE

The obligation of the Selling Shareholder to cause the Share Purchase to be consummated is subject to the satisfaction (or waiver by the Selling Shareholder), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. Each of the representations and warranties of Purchaser contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, this condition shall be deemed to be satisfied even

15.

Confidential

if such representations and warranties shall not be accurate in all respects unless the circumstances constituting inaccuracies in such representations and warranties (considered collectively) has or would reasonably be expected to have or result in, a material adverse effect on Purchaser’s ability to purchase the Shares (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded).

6.2 Performance of Covenants. The covenants and obligations in this Agreement that Purchaser is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects.

6.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Purchase shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Share Purchase that makes the consummation of the Share Purchase illegal.

6.4 Completion of Tender Offer and Share Allocation. The Acceptance Time and the Share Allocation shall have occurred.

Notwithstanding anything to the contrary contained in this Agreement, for purposes of Section 1.3(a), each of the conditions set forth in this Section 6 shall be deemed to be satisfied upon the occurrence of the Acceptance Time without any further action on the part of either party to this Agreement.

7. TERMINATION

7.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of the Selling Shareholder and Purchaser;

(b) by either Purchaser or the Selling Shareholder if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, writ, injunction, judgment or decree or shall have taken any other final and nonappealable action, having the effect of: (i) permanently restraining, enjoining or otherwise prohibiting the consummation of the Share Purchase; or (ii) making the consummation of the Share Purchase illegal;

(c) by either Purchaser or the Selling Shareholder at any time prior to the Acceptance Time if the Master Agreement shall have been terminated;

(d) by Purchaser at any time prior to the Acceptance Time if: (i) any of the representations and warranties of the Selling Shareholder contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.1 would not be satisfied; or (ii) any of the Selling Shareholder’s covenants or obligations in this Agreement shall have been breached such that the condition set forth in Section 5.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Selling Shareholder’s representations and warranties or a breach of a covenant or obligation by the Selling Shareholder is curable within 30 days after the date of the occurrence of such inaccuracy or breach and the Selling Shareholder is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Purchaser may not terminate this Agreement under this Section 7.1(d) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Purchaser gives the Selling Shareholder notice of such inaccuracy or breach; or

16.

Confidential

(e) by the Selling Shareholder at any time prior to the Acceptance Time if: (i) any of the representations and warranties of Purchaser contained in this Agreement shall be inaccurate, such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of Purchaser’s covenants or obligations in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of Purchaser’s representations and warranties or a breach of a covenant or obligation by Purchaser is curable by Purchaser within 30 days after the date of the occurrence of such inaccuracy or breach and Purchaser is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Selling Shareholder may not terminate this Agreement under this Section 7.1(e) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Selling Shareholder gives Purchaser notice of such inaccuracy or breach.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that: (a) this Section 7.2 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve either party to this Agreement from any liability for any intentional or willful breach of any covenant or obligation or for any material breach of any representation or warranty contained in this Agreement occurring prior to such termination.

8. MISCELLANEOUS PROVISIONS

8.1 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to the other party to this Agreement such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party to this Agreement incurring such expenses, whether or not the Share Purchase is consummated.

8.3 Amendments. This Agreement may be amended with the approval of Purchaser, on the one hand, and the Selling Shareholder and Parent, on the other, at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver.

(a) Subject to Section 8.4(b), either party to this Agreement may: (i) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall

17.

Confidential

preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.5 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.

8.6 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement, the other agreements referred to herein and the Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.7 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that any matter that, under the internal affairs doctrine of the law of the State of Delaware, is governed by the laws of the Republic of Korea by reason of the Company being incorporated under the laws of the Republic of Korea shall be governed exclusively by the laws of the Republic of Korea. In any action or suit between any of the parties arising out of or relating to this Agreement or the Share Purchase, each of the parties: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts of the State of Delaware; (b) agrees that the state and federal courts of the State of Delaware shall be deemed to be a convenient forum; (c) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or suit commenced in the state and federal courts of the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action or suit has been brought in an inconvenient forum, that the venue of such action or suit is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (d) irrevocably waives the right to trial by jury.

8.8 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.9 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor either party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either party without the prior written consent of the other party shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18.

Confidential

8.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), three business days after delivery to such courier; (b) if sent by facsimile transmission, on the business day following transmission and confirmation of receipt; and (c) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as either party to this Agreement shall provide by like notice to the other party to this Agreement:

If to Purchaser:

Gmarket Inc.

9th Floor, LIG Tower

649-11 Yeoksam-Dong, Gangnam-Gu

Seoul 135-912, Korea

Attention: Mr. Young Bae Ku

Facsimile: 82-2-3016-5480

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

43rd Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Mark J. Lee, Esq.

Facsimile: +852-2218-9200

and to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105-2669

Attention: Richard V. Smith, Esq.

Facsimile: (415) 773-5759

and to:

Pillsbury Winthrop Shaw Pittman LLP

2300 North Street, NW

Washington, DC 20037-1122

Attention: Robert B. Robbins, Esq.

Facsimile: (202) 513-8050

19.

Confidential

If to the Selling Shareholder:

eBay KTA (UK) Ltd.

c/o eBay Inc.

2145 Hamilton Avenue

San Jose, CA 95125

Attention: General Counsel

Facsimile: (408) 376-7513

8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.12 Remedies. The rights and remedies of a party to this Agreement under this Agreement (including the rights and remedies set forth in Section 8.13) are not exclusive of or limited by any other rights or remedies which it may have, whether under this Agreement, at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party to this Agreement agrees that, in the event of any breach or threatened breach by another party to this Agreement of any covenant or obligation of the other party contained in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party to this Agreement further agrees that no other party to this Agreement nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and such party irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

20.

Confidential

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to “$” or “dollars” in this Agreement shall mean U.S. dollars. All references to “KRW” in this Agreement shall mean South Korean Won. All references to “business days” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in San Francisco, California, or Seoul, Korea, as the case may be, are authorized or obligated by law to close.

(g) Any dollar or percentage thresholds set forth in this Agreement shall not be used as a benchmark for determining what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h) Unless otherwise specified in this Agreement, all references to specific times or dates in this Agreement shall mean such time or date in Seoul, Korea.

[Remainder of page intentionally left blank].

21.

Confidential

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

EBAY INC.,
a Delaware corporation

By:	/s/ Lorrie M. Norrington
Name:	Lorrie M. Norrington
Title:	President, eBay Marketplaces

EBAY KTA (UK) LTD., a company organized under the laws of the United Kingdom

By:	/s/ Jay Clemens
Name:	Jay Clemens
Title:	Director

GMARKET INC., a company organized under the laws of the Republic of Korea

By:	/s/ Young Bae Ku
Name:	Young Bae Ku
Title:	Representative Director and Chief Executive Officer

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

Confidential

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Share Purchase Agreement to which this Exhibit A is attached, as it may be amended from time to time.

Company Board. “Company Board” shall mean the board of directors of the Company.

Company Securities. “Company Securities” shall mean the Company Shares.

Company Shares. “Company Shares” shall mean the common shares, par value KRW 500 per share, of the Company.

Confidential

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, is materially adverse to or has a material adverse effect on: (a) the business, capitalization, assets, liabilities, financial condition or results of operations of the Company; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects since the date of the Agreement resulting from conditions generally affecting the industries in which the Company participates, to the extent that such conditions do not have a disproportionate impact on the Company; (ii) Effects since the date of the Agreement resulting from conditions generally affecting the Korean or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company relative to other companies in the industry in which the Company operates; (iii) any adverse impact on the Company’s employees, advertisers or customers to the extent directly attributable to the announcement and pendency of the Offer; (iv) any shareholder litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; (v) Effects resulting from any change in Legal Requirements or Korean GAAP since the date of the Agreement, to the extent that such conditions do not have a disproportionate impact on the Company relative to other companies in the industry in which the Company operates; (vi) Effects resulting from the failure by the Company after the date of the Agreement to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself; (vii) Effects resulting from any change in the Company’s stock price or trading volume, in and of itself; or (viii) any Effects resulting from the facts or circumstances underlying the Specified Matter, including any litigation resulting therefrom, any settlement, compromise or adjustment of the Specified Matter or any other claims made in connection therewith, or any judgment or Order entered into against the Company or any affiliate of the Company in connection therewith; (b) the ability of the Selling Shareholder to consummate the transactions contemplated by the Agreement or to perform any of its covenants or obligations under the Agreement; or (c) the ability of Purchaser: (i) to acquire the Shares; or (ii) to consummate the Share Purchase or any of the other transactions contemplated by this Agreement or to perform any of its covenants or obligations under the Agreement. Notwithstanding anything to the contrary contained in the previous sentence or elsewhere in the Agreement, any Effect underlying, causing or contributing to: (A) any litigation of the type referred to in clause “(iv)” of the proviso to clause “(a)” of the preceding sentence, or (B) any failure or change of the type referred to in clause “(vi)” or clause “(vii)” of the proviso to clause “(a)” of the preceding sentence, in each case may constitute, and shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect.

Disclosure Schedule. “Disclosure Schedule” shall mean the Disclosure Schedule that has been delivered by the Selling Shareholder to Purchaser on the date of the Agreement.

Knowledge. “Knowledge” shall mean, with respect to any particular matter, the actual knowledge of the executive officers and directors of the Company identified on Schedule I to this Exhibit A regarding such matter after having investigated such matter with the employee or employees of the Company who would reasonably be expected to have knowledge of such matter.

Confidential

SCHEDULE I TO EXHIBIT A

PERSONS WHOSE KNOWLEDGE IS IMPUTED TO THE COMPANY

Joo Man Park (Country Manager)

In-Young Lee (CFO)

Confidential

SCHEDULE 4.2

REGULATORY APPROVALS

None

Confidential

SCHEDULE 4.5

SPECIFIED MATTER

The existing litigation against the Company that is described in Parent’s Annual Report on Form 10-K for the year ended December 31, 2008.